TROY J. RILLO, ESQUIRE
                                 2574 JARDIN WAY
                              WESTON, FLORIDA 33327

                                 April 29, 2004

Medical Staffing Solutions, Inc.
8150 Leesburg Pike, Suite 1200
Vienna, Virginia 22181

         Re:      Medical Staffing Solutions, Inc.
                  Registration Statement on Form SB-2

Gentlemen:

      I have acted as special counsel to Medical Staffing Solutions, Inc. (the "Company") in connection with the issuance or proposed issuance of 124,408,774 shares of the Company's common stock (the "Common Stock"). The resale of the Common stock is being registered on a Registration Statement on Form SB-2 (the "Registration Statement")

      You have requested my opinion as to the matters set forth below in connection with the issuance or proposed issuance of the Common Stock. For purposes of rendering that opinion, I am familiar with the Registration Statement, and I have examined the Company's Articles of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and corporate action of the Company that provides for the issuance of the Common Stock. I have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion. I have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, I have also relied on a certificate of an officer of the Company. In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

      My opinion set forth below is limited to Nevada Revised Statutes, Chapter 78, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

      Based upon and subject to the foregoing, it is my opinion that the shares of Common Stock to be sold pursuant to the Registration Statement by the selling shareholders named therein, were and are duly authorized for issuance by the Company and, when issued and sold in the manner described in the Registration Statement, as amended, will be validly issued, fully paid and non-assessable.

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Medical Staffing Solutions, Inc.
April 29, 2004
Page 2



         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Troy J. Rillo
                                                     --------------------------
                                                     Troy J. Rillo